Exhibit 5.2

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

September 5, 2025

Viridian Therapeutics, Inc.

221 Crescent Street, Suite 103A

Waltham, MA 02453

Re: Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Viridian Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its entry into the Open Market Sale AgreementSM, dated March 3, 2025, by and between the Company and Jefferies LLC (the “Agreement”) pursuant to which the Company may issue and sell up to $300,000,000 of shares (the “Shares”) of the common stock, $0.01 par value (the “Common Stock”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Viridian Therapeutics, Inc.	- 2 -

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP